Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Date: February 9, 2023

Hakim Unique Technology Limited

By:	/s/ Yanan Wang
	Name:	Yanan Wang
	Title:	Director

Strait Innovation Internet Co., Ltd.

By:	/s/ Yang Cao
	Name:	Yang Cao
	Title:	Chairman